Exhibit 99(a)

                       FIRST MERCHANTS BANCORP, INC.

                   PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned hereby appoint(s) the Board of Directors of First Merchants Bancorp, Inc. as proxy to vote all common stock of the undersigned at the Special Meeting of Shareholders of First Merchants Bancorp, Inc. to be held at its main office at Fourth Avenue and Montgomery Street, Montgomery, West Virginia on June 29 1995, at 4:30 p.m., and at any adjournment thereof as follows:

     (1)  To vote FOR (   ), AGAINST (    ), or ABSTAIN FROM VOTING ON
          (    ) the Agreement and Plan of Reorganization, dated as of March 14,
          1995 (the "Agreement"), and a related Plan of Merger providing for the merger of First Merchants Bancorp, Inc. into City Holding Company as more fully set forth in the accompanying Proxy
          Statement/Prospectus dated                , 1995.

     (2) To vote upon such other business as may properly come before this meeting.

     THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR (1), ABOVE.













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Date Signed                        Shareholder



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Date Signed                        Shareholder


       PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY.